Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200063

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 19, 2015

This proxy statement/prospectus supplement (the “Proxy Supplement”) amends, supplements and updates the definitive proxy statement of Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the “Company,” “RMCF,” “we,” “our” and “us”) filed with the Securities and Exchange Commission on January 8, 2015 (the “Proxy Statement”) regarding the Annual Meeting of Shareholders of the Company to be held on Thursday, February 19, 2015 at 10:00 a.m. local time at The Doubletree Hotel, 501 Camino Del Rio, Durango, Colorado 81301 (the “Annual Meeting”). Except as amended, supplemented or updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail.

As described in the Proxy Statement, we are asking shareholders to vote on a proposal to reorganize our company into a holding company (Proposal 1), which we refer to as the “Reorganization Proposal,” pursuant to which our present company will become a subsidiary of a newly formed Delaware corporation with the same name, Rocky Mountain Chocolate Factory, Inc., which we refer to in the Proxy Statement as “Newco,” and all stockholders of the Company will become the stockholders of Newco.  The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that, on February 16, 2015, our Board of Directors has amended certain corporate governance provisions of Newco’s Amended and Restated Certificate of Incorporation (the “Newco Certificate of Incorporation”) and Amended and Restated Bylaws (the “Newco Bylaws”). The Newco Certificate of Incorporation and Newco Bylaws were amended to:

(i)	Remove the Delaware exclusive forum provision from both the Newco Certificate of Incorporation and Newco Bylaws;

(ii)

Amend the Newco Certificate of Incorporation and Newco Bylaws to allow special meetings of stockholders to be also called by a holder or holders of at least 25% of all shares entitled to vote at such meeting, provided that such holder or holders have continuously held at least 25% of all shares entitled to vote at the meeting for a period of two years prior to such special meeting of stockholders;

(iii)

Amend the Newco Certificate of Incorporation and Newco Bylaws to allow directors to be removed for any reason by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors; and

(iv)	Remove the litigation costs fee-shifting provision from the Newco Bylaws.

Revised versions of the Newco Certificate of Incorporation and Newco Bylaws are attached to this Proxy Supplement as Annexes II and III, respectively, and such documents amend and restate in their entirety Annexes II and III, respectively, contained in the Proxy Statement. All references in the Proxy Statement to Annexes II and III shall refer to Annexes II and III in this Proxy Supplement.

Your vote is very important. The Board of Directors encourages you to consider the information in the Proxy Statement, as amended by this Proxy Supplement, when considering how you will vote on the Reorganization Proposal and the other proposals contained in the Proxy Statement. The Board of Directors unanimously recommends a vote “FOR” the Reorganization Proposal. If you have not voted your shares, the Board of Directors encourages you to submit your vote as soon as possible by following the instructions in the Notice of Internet Availability of Proxy Materials previously sent to you, or the instructions previously sent to you by your broker or nominee.

If you have already submitted your vote and wish to change your vote, please follow the instructions as set forth under “Solicitation and Revocability of Proxies” in the Proxy Statement, which provides that a person giving his or her proxy has the power to revoke it at any time before it is exercised at the Annual Meeting by (1) re-submitting his or her vote by telephone or online, (2) delivering written notice of revocation to our Secretary at our principal offices at 265 Turner Drive, Durango, Colorado 81303, (3) duly executing and delivering a proxy for the Annual Meeting bearing a later date, or (4) if a record holder of our common stock, voting in person at the Annual Meeting.

The following information amends, supplements and, where applicable, replaces the information under the headings “Risk Factors,” and “Description of Newco Capital Stock” and “Comparative Rights of Holders of Newco Capital Stock and RMCF Capital Stock” under Proposal 1 - The Reorganization Proposal of the Proxy Statement. The information below may not contain all the information that is important to you with respect to Proposal 1 - The Reorganization Proposal. We urge you to read this Proxy Supplement and the Proxy Statement carefully, including the attached Annexes and the other documents incorporated by reference in the Proxy Statement

UPDATES TO RISK FACTORS

The second bullet of the risk factor entitled “As a stockholder of a Delaware corporation, your rights after the Reorganization will be different from, and may be less favorable than, your current rights as a shareholder of a Colorado corporation” relating to shareholders ability to call special meetings is deleted in its entirety.

The risk factor entitled “Newco’s bylaws provide that if any current or prior stockholder brings an unsuccessful action against Newco or its officers or directors, then they may be obligated to pay Newco’s litigation costs in connection with such unsuccessful action, which could have the effect of discouraging litigation, including claims brought by Newco’s stockholders” is deleted in its entirety.

UPDATES TO DESCRIPTION OF NEWCO CAPITAL STOCK

The subsection entitled “Stockholder Action; Special Meetings of Stockholders” in “Description of Newco Capital Stock” under Proposal 1 - The Reorganization Proposal of the Proxy Statement is amended and restated in its entirety as follows:

Stockholder Action; Special Meetings of Stockholders

The certificate of incorporation provides that any action required or permitted to be taken by stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting. The certificate of incorporation and bylaws also provide that special meetings of stockholders may be called by (i) the Board of Directors, (ii) the chairman of the Board of Directors or (iii) a holder(s) of at least 25% of all the shares entitled to vote at the meeting, provided that such holder(s) has continuously held at least 25% of all the shares entitled to vote at the meeting for a period of two years prior to such special meeting of stockholders of Newco.

The subsections entitled “Forum Selection” and “Litigation Costs” in “Description of Newco Capital Stock” under Proposal 1 - The Reorganization Proposal of the Proxy Statement are deleted in their entirety.

UPDATES TO DESCRIPTION OF COMPARATIVE RIGHTS OF HOLDERS OF NEWCO CAPITAL STOCK AND RMCF CAPITAL STOCK

The following subsections in “Comparative Rights of Holders of Newco Capital Stock and RMCF Capital Stock” under Proposal 1 - The Reorganization Proposal of the Proxy Statement are amended and restated in their entirety as follows:

	Rights of Holders of RMCF Common Stock	Rights of Holders of Newco Common Stock
Removal of Directors:

Consistent with the CBCA, RMCF’s bylaws provide that its shareholders may remove directors of the company, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Newco’s bylaws provide that members of Newco’s Board of Directors may be removed by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

	Rights of Holders of RMCF Common Stock	Rights of Holders of Newco Common Stock
Special Stockholders’ Meetings:

In accordance with the CBCA, a special meeting of shareholders may be called by the president, the Board or at the request of holders of not less than 10% of the outstanding shares of RMCF entitled to vote at the meeting.

Special meetings of the stockholders may by (i) the Board of Directors, (ii) the chairman of the Board of Directors or (iii) a holder(s) of at least 25% of all the shares entitled to vote at the meeting, provided that such holder(s) has continuously held at least 25% of all the shares entitled to vote at the meeting for a period of two years prior to such special meeting of stockholders of Newco.

Forum Selection:	RMCF’s articles of incorporation and bylaws do not contain a forum selection provision.	Newco’s certificate of incorporation and bylaws do not contain a forum selection provision.

Litigation Cost:	RMCF’s bylaws do not contain a litigation costs provision.	Newco’s bylaws do not contain a litigation costs provision.

UPDATES TO DOCUMENTS INCORPORATED BY REFERENCE

The subsection entitled “Documents Incorporated by Reference ” under “Where You Can Find More Information” of the Proxy Statement is amended and restated in its entirety as follows:

Documents Incorporated by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information filed with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

●

Annual Report on Form 10-K for the fiscal year ended February 28, 2014 filed with the SEC on June 11, 2014, and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended February 28, 2014 filed with the SEC on June 30, 2014;

●

Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 2014, August 31, 2014 and November 30, 2014, filed with the SEC on July 15, 2014, October 15, 2014 and January 14, 2015, respectively; and

●	Current Reports on Form 8-K filed with the SEC on July 21, 2014, August 27, 2014, October 29, 2014 and November 10, 2014.

Following the Reorganization described in this proxy statement/prospectus, Newco will become subject to the same informational requirements as RMCF was prior to the Reorganization, and will file annual, quarterly and special reports, proxy statements and other information with the SEC in accordance with the Exchange Act and the NASDAQ Global Market pursuant to the Exchange Act and NASDAQ listing rules. RMCF does not expect to be subject to such requirements following the Reorganization.

* * * *

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this Proxy Supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

This Proxy Supplement is dated February 16, 2015 and is being made available to RMCF shareholders on or about February 16, 2015.

ANNEX II

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(a Delaware corporation)

Rocky Mountain Chocolate Factory, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.     The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 6, 2014, and a Certificate of Amendment was filed with the Secretary of State of the State of Delaware on November 6, 2014.

2.     This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

3.     The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I: NAME

The name of the Corporation is Rocky Mountain Chocolate Factory, Inc.

ARTICLE II: REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV: CAPITALIZATION

A.     Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 46,250,000, consisting of 46,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 250,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

B.     Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

1.     Subject to such exceptions that are set forth in this Certificate of Incorporation or the DGCL, each holder of common stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share of common stock held by such stockholder.

2.     The holders of Common Stock shall not have cumulative voting rights (as defined in Section 214 of the DGCL).

3.     Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation or the DGCL, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

4.     In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debt and liabilities of the Corporation and subject to prior payment in full of the preferential amounts, if any, to which any series of Preferred Stock may be entitled, the holders of Common Stock shall be entitled to receive the assets and funds of the Corporation remaining for distribution in proportion to the number of shares held by them, respectively.

5.     No holders of Common Stock shall be entitled to preemptive or subscription rights.

C.     Preferred Stock.

Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

ARTICLE V: BOARD OF DIRECTORS

A.     Management by Board of Directors. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors

B.     Number of Directors. Subject to any special rights of the holders of any class or series of stock to elect directors, the number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors. Newly-created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class and vacancies resulting from any cause shall be filled exclusively pursuant to a resolution adopted by vote of a majority of the members of the Board of Directors then in office, even if less than a quorum, or by a single remaining director. A person elected to fill a vacancy or newly-created directorship shall hold office until the next election of directors and until his or her successor shall be duly elected and qualified. Any director or the entire Board of Directors may be removed from office by the stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.

ARTICLE VI: LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENTS OF EXPENSES OF DIRECTORS AND OFFICERS

A.     Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.     Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it exists on the date hereof or as it may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all liabilities and losses suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such Proceeding. Such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. Notwithstanding the preceding sentences, the Corporation shall not be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee, whether initiated in such Indemnitee's capacity as a director or officer or in any other capacity, or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof), unless the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized or consented to by the Board of Directors of the Corporation.

C.     Effect of Amendment. No amendment to, or modification or repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall adversely affect any right or protection of an Indemnitee existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

ARTICLE VII: MEETINGS OF STOCKHOLDERS

A.     No Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

B.     Special Meetings of Stockholders. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (a) pursuant to a resolution approved by a majority of the Board of Directors, (b) by the Chairman of the Board of Directors or (c) by a holder(s) of at least 25% of all the shares entitled to vote at the meeting, provided that such holder(s) has continuously held at least 25% of all the shares entitled to vote at the meeting for a period of two years prior to such special meeting of stockholders of the Corporation.

C.     Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII - RESERVED

ARTICLE IX: AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.     Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles V, VII or this Article IX may be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the Corporation then entitled to vote generally in an election of directors, voting together as a single class.

Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the total voting power of all of the then-outstanding shares of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with Article VI.

B.     Adoption, Amendment and Repeal of the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter, amend or repeal the bylaws; provided, however, that with respect to the powers of stockholders to make, alter, amend or repeal the bylaws, and notwithstanding any other provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the stockholders of any particular class or series of the Corporation required by law, the bylaws or any preferred stock of the corporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter, amend or repeal the bylaws of the Corporation.

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK,

PAR VALUE $0.001 PER SHARE,

OF

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (hereinafter called the “Corporation”), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under Article IV of the Corporation’s Amended and Restated Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

RESOLVED: That, pursuant to authority conferred upon the Board by the Amended and Restated Certificate of Incorporation of the Corporation, the Board hereby authorizes 50,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the Corporation, as follows:

Section 1. Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Preferred Stock shall be 50,000; provided, however, that if more than a total of 50,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of           , 2015 between the Corporation and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), the Board of Directors of the Corporation shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole share) issuable upon exercise of such Rights.

Section 2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of stock of the Corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (i) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $0.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (ii) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (ii) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect multiplied times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect multiplied times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 1,000; provided, however, that, if at any time after          , 2015, the Corporation shall (x) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (y) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (z) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after          , 2015, the Corporation shall issue any shares of its stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Series A Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution solely in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

(e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied times the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

(c) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at any subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

(d) Except as provided in this Section 3, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled upon the acquisition thereof in accordance with the Delaware General Corporate Law. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock of the Corporation or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $1.00 per whole share and (y) an aggregate amount per share equal to the Formula Number then in effect multiplied times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination thereof, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to the Formula Number then in effect multiplied times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 7 and Section 2 appear to apply to a transaction, this Section 7 shall control.

Section 8. No Redemption; No Sinking Fund.

(a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 9. Ranking. The Series A Preferred Stock shall rank, with respect to the payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of any such other series and the qualifications, limitations and restrictions thereof.

Section 10. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (i) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth of a share or any integral multiple thereof or (ii) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

Section 11. Amendment. None of the powers, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock as provided herein or in the Articles of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3 percent of the outstanding shares of Series A Preferred Stock, voting as a separate class.

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ANNEX III

AMENDED AND RESTATED BYLAWS

OF

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(a Delaware corporation)

Article I: Offices

1.1     Registered Office. The registered office of the Corporation in the State of Delaware shall be in the City of Willmington, County of New Castle.

1.2     Other Offices. The Corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors from time to time may designate or the business of the Corporation may from time to time require.

Article II: Stockholders

2.1.     Place of Meetings. Meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as the Board of Directors shall determine. The Board of Directors may, at its discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (“DGCL”).

2.2.     Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, on the date, and at the time as determined from time to time by the Board of Directors.

2.3.     Advance Notice of Nominations and Proposals of Business.

(a)     Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation's proxy materials with respect to such meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder who was a stockholder of record of the Corporation (the “Record Stockholder”) (and, with respect to any beneficial owner, if different, on whose behalf such nomination or proposal is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of the giving of the notice required in the following Section 2.3(b) and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.3. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

(b)     For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (iii) of Section 2.3(a), (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and (ii) any such business must be a proper matter for stockholder action under applicable law. To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this paragraph (b), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Record Stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this Section 2.3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a Record Stockholder’s notice.

(c)     To be in proper form for purposes of this Section 2.3, any such Record Stockholder's notice shall set forth:

(i)     if such notice pertains to the nomination of directors for election, as to each person (a “nominee”) whom the Record Stockholder proposes to nominate for election or as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee, and any derivatives positions held or beneficially held by the nominee and that relate to the Corporation, (D) a description of any agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) (collectively, “Derivatives Arrangements and Instruments”) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to (1) give such nominee economic risk similar to ownership of shares of any class or series of the Corporation or (2) create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any such nominee with respect to the Corporation’s securities, (E) any proxy, contract, arrangement, understanding, or relationship pursuant to which such nominee has a right to vote, directly or indirectly, any shares of any security of the Corporation, (F) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by such nominee that are separated or separable from the underlying shares of the Corporation, (G) any performance-related fees (other than an asset-based fee) that such nominee is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice, (H) a description of all arrangements or understandings between the Record Stockholder, such nominee and/or any Stockholder Associated Person (as defined below) pursuant to which the nominations are to be made by the Record Stockholder and (I) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be);

(ii)     as to any business that the Record Stockholder proposes to bring before the meeting, a reasonably brief description of (A) such business (including the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), (B) the reasons for conducting such business at the meeting and (C) any material interest in such business of such Record Stockholder and any Stockholder Associated Person; and

(iii)     as to (A) the Record Stockholder giving the notice and (B) each Stockholder Associated Person, if any (each, a “party”):

(1)     the name and address of each such party (including as they appear on the Corporation’s books);

(2)     (A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, and any derivatives positions held or beneficially by each such party and that relates to the Corporation, (B) a description of any Derivative Arrangements and Instruments that have been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to (1) give each such party economic risk similar to ownership of shares of any class or series of the Corporation or (2) create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such party with respect to the Corporation's securities, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, (E) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Arrangements and Instruments, if any, as of the date of such notice and (F) a statement whether either party will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to be cast on the proposal or nomination required under applicable law to carry the proposal or to elect the director; provided, however, that this Section 2.3(c)(iii)(2) shall not require disclosure in the applicable notice of the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the Record Stockholder providing such notice solely as a result of being the stockholder directed to prepare and submit the notice required pursuant to these Bylaws on behalf of a beneficial owner; and

(3)     any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

(d)     A Record Stockholder providing notice of business proposed to be brought before an annual meeting, or of any nomination to be made as set forth in this Section 2.3 shall further update and supplement such applicable notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Corporation’s secretary at the principal executive offices of the Corporation no later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date of the meeting, if practicable (or, if not practicable, on the first practicable date prior to), or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(e)     A person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with clause (iii) of Section 2.3(a) or (ii) the person is nominated by or at the direction of the Board of Directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.3. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.3 and unless otherwise required by law, if the Record Stockholder (or a qualified representative of the Record Stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.3, to be considered a qualified representative of the Record Stockholder, a person must be a duly authorized officer, manager or partner of such Record Stockholder or must be authorized by a written record executed by such Record Stockholder or an electronically transmitted record executed by such Record Stockholder to act for such stockholder as proxy at the annual or special meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting.

(f)     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. The notice of such special meeting shall include the purpose for which the meeting is called. If the Board of Directors has determined that a purpose of a special meeting of stockholders is the election of one or more directors, nominations of persons for election to the Board of Directors may be made at such special meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of giving of notice provided for in this paragraph and at the time of the special meeting, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Section 2.3(c)(i) and (iii) of this Article II. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such stockholder of record's notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Section 2.3(f).

(g)     For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed with or furnished to the Securities and Exchange Commission by the Corporation pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(h)     For purposes of these Bylaws, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(i)     Notwithstanding the foregoing provisions of this Section 2.3, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.3. Nothing in this Section 2.3 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, or (iii)  the holders of any series of preferred stock, if any, to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

2.4.     Special Meetings; Notice. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of preferred stock, special meetings of stockholders of the Corporation may be called only (a) pursuant to a resolution approved by a majority of the a majority of the Board of Directors, (b) by the chair of the Board of Directors or (c) by a holder(s) of at least 25% of all the shares entitled to vote at the meeting, provided that such holder(s) has continuously held at least 25% of all the shares entitled to vote at the meeting for a period of two years prior to such special meeting of stockholders of the Corporation. Notice of every special meeting shall state the purpose of the meeting and the business conducted at a special meeting of stockholders shall be limited to the business set forth in the notice of meeting. The Board of Directors may postpone or reschedule any previously called special meeting.

2.5.     Notice of Meetings.

(a)     Notice of the place, if any, date and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed present in person and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at the meeting, except as otherwise required by law (references in these Bylaws to requirements of “law” shall mean, as required from time to time by the DGCL, the Corporation’s Certificate of Incorporation or these Bylaws).

(b)     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person of such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.6.     Quorum.

(a)     At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding capital stock of the Corporation, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by law. Where a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

(b)     If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, date and time.

2.7.     Organization. The chair of the Board of Directors or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the chief executive officer of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chair of the meeting. The secretary of the Corporation shall act as the secretary of the meeting, or, in his or her absence, the chair shall appoint the secretary of the meeting.

2.8.     Conduct of Business. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation; (e) restrictions on entry to the meeting after the fixed time for the commencement thereof; and (f) limitations on the time allotted to questions or comments by the participants.

2.9.     Proxies; Inspectors.

(a)     At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.9 may be substituted or used in lieu of the original writing or transmission that could be used, provided that the copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)     The Board of Directors, the chair, or the president shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors.

2.10.     Voting. All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by the affirmative vote of a majority of the votes cast on a matter at a meeting at which a quorum is present. Broker non-votes and abstentions shall be considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee.

2.11.      Stock List.

(a)     A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder's name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting as required by law. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.

(b)     The stock list shall also be open to the examination of any such stockholder during the whole time of the meeting as provided by law. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.12.     Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with these Bylaws and no action shall be taken by written consent.

Article III: Board of Directors

3.1.     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law to be exercised or done by the stockholders.

3.2.     Number, Term and Qualifications of Directors.

(a)     Subject to any special right of the holders of any class or series of stock to elect directors and the Certificate of Incorporation, the number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

(b)     Except as provided in Section 3.3 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

(c)     Directors need not be stockholders to be qualified for election or service as a director of the Corporation.

3.3.     Removal; Resignation. Any director or the entire Board of Directors may be removed from office by the stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time upon notice given in writing or by electronic transmission to the chair of the Board of Directors, the chief executive officer, the president or the secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation that is conditioned upon the director failing to receive a specified vote for re-election as a director may provide that it is irrevocable.

3.4.     Newly Created Directorships and Vacancies. Except as otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class and vacancies resulting from any cause may be filled exclusively by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Directors so chosen shall hold office until the next election of directors and until the director’s successor shall have been duly elected and qualified.

3.5.     Regular Meetings. Regular meetings of the Board of Directors shall be held at the place, on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting the date of which has been so publicized shall not be required.

3.6.     Special Meetings. Special meetings of the Board of Directors may be called by the chair of the Board of Directors, the chief executive officer, the president or the majority of the directors then in office and shall be held at the place, on the date, and at the time as they or he or she shall fix. Notice of the place, date, and time of each special meeting shall be given to each director either (a) by mailing written notice not less than five days before the meeting or (b) by telephone, facsimile or electronic transmission of the same not less than 24 hours before the meeting, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting.

3.7.     Quorum. At any meeting of the Board of Directors, a majority of the total then authorized number of directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time, without further notice or waiver thereof, other than announcement at the meeting of the time and place for the adjourned meeting. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.8.     Participation in Meetings by Conference Telephone or Other Communications Equipment. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at the meeting.

3.9.     Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in the order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in these Bylaws or as required by law. The Board of Directors may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission (including, without limitation, email), and the writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article IV: Committees

4.1.     Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for any designated committee, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Each member of a committee or alternate member must meet the requirements for membership, if any, imposed by law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.

4.2.     Conduct of Business. Each committee shall keep such records and report to the Board of Directors in such manner as the Board of Directors may from time to time determine. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business. Unless otherwise provided in a resolution of the Board of Directors or in rules adopted by the committee, each committee shall conduct its business as nearly as practical in the same manner as provided in these Bylaws for the Board of Directors.

Article V: Officers

5.1.     Generally. The officers of the Corporation shall be a president and secretary. The Corporation may also have, at the discretion of the Board of Directors, a chair of the Board of Directors, a chief executive officer, a chief financial officer, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, and any officers as may from time to time be appointed by the Board of Directors. Any number of offices may be held by the same person.

5.2.     Election; Term of Office. Officers shall be elected by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. The Board of Directors may remove any officer of the Corporation at any time, with or without cause. Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

5.3.     Chair of the Board of Directors. The chair of the Board of Directors, if any, shall be a member of the Board of Directors, and shall preside at all meetings of stockholders and the Board of Directors. The chair of the Board of Directors shall have the other powers and duties as may be delegated from time to time by the Board of Directors. Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the chair of the Board of Directors shall possess the same power as the chief executive officer to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. The chair of the Board of Directors shall be responsible, in consultation with the chief executive officer, for setting an agenda for each meeting of the Board of Directors.

5.4     Chief Executive Officer. The chief executive officer shall have authority to (a) act as the Corporation’s general manager and, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Corporation; and (b) affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and direct all officers, agents and employees of the Corporation.

5.5.     President. The president shall be the chief executive officer of the Corporation unless the Board of Directors shall have designated another officer as the chief executive officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the chief executive officer (if the chief executive officer is an officer other than the president), and subject to such supervisory powers and authority as may be given by the Board of Directors to the chair of the Board of Directors, and/or to any other officer, the president shall have the responsibility for the general management and the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the chief executive officer, if the chief executive officer is an officer other than the president) and shall perform all duties and have all powers that are prescribed from time to time by the Board of Directors.

5.6.     Vice President. Each Vice President shall have the powers and duties as may be delegated to him or her by the Board of Directors, the chief executive officer or the president.

5.7     Chief Financial Officer. The chief financial officer shall be the principal financial and accounting officer of the Corporation. The chief financial officer shall have general direction of and supervision over the financial and accounting affairs of the Corporation. The chief financial officer shall render to the chief executive officer and the Board of Directors, at regular meetings of the Board of Directors, or whenever they may require it, an account of the financial condition of the Corporation. The chief financial officer shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the chief executive officer or the president.

5.8.     Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the chief executive officer or the president.

5.9.     Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

5.10.     Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer, president or any officer of the Corporation authorized by the chief executive officer or president shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equity holders of any other corporation or entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in the other corporation or entity.

Article VI: Stock

6.1.     Certificates of Stock. The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form. If stock is issued in certificated form, each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, (a) the chair of the Board of Directors, the chief executive officer, president or a vice president, and (b) by the chief financial officer, secretary or an assistant secretary, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Each certificate will include any legends required by law or deemed necessary or advisable by the Board of Directors.

6.2.     Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. If such stock is certificated, and except where a certificate is issued in accordance with Section 6.3 of these Bylaws, an outstanding certificate or certificates for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity and authenticity of the signature as the Corporation or its agents may reasonably require.

6.3.     Lost, Stolen or Destroyed Certificates. In the event of the loss, theft, or destruction of any certificate of stock, another may be issued in its place upon production of such evidence of such loss, theft, or destruction and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer of the Corporation may in its or his or her discretion require.

6.4.     Dividends. The Board of Directors, subject to any restrictions required by law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include, but not be limited to, equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.5.     Record Date.

(a)     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for the other action described above; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

(b)     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

6.6.     Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Article VII: Notices

7.1.     Notices. Whenever written notice is required by law to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given when deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in the DGCL.

7.2.     Waivers. A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Article VIII: Miscellaneous

8.1.     Corporate Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors.

8.2.     Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Article IX: Indemnification

9.1     Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 9.3, the Corporation shall indemnify, to the fullest extent authorized or permitted by applicable law as it exists on the date hereof or as it may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”) (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (collectively, “Another Enterprise”), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2     Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3     Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case following the final disposition of any Proceeding and upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4     Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or Section 9.2 and for advancement of expenses to the extent otherwise permissible under Section 9.5. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification or advancement of expenses pursuant to this Section 9.4 shall be given to the Corporation promptly upon the filing of such application. If successful in whole or in part in any suit brought pursuant to this Section 9.4, or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys' fees) of prosecuting or defending such suit.

9.5      Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.6     Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 and Section 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.7     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.8     Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.9     Limitation on Indemnification. Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.4), the Corporation shall not be required to indemnify, or advance expenses to, any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a Proceeding (or part thereof) initiated by such person, whether initiated in such person's capacity as a director or officer or in any other capacity, or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof), unless the initiation of such Proceeding (or part thereof) by such person was authorized or consented to by the Board of Directors of the Corporation.

9.10     Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.11     Effect of Amendment. No amendment to, or modification or repeal of, this Article IX, or the adoption of any provision of these Bylaws inconsistent with this Article IX, shall adversely affect any right or protection of any person existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

9.12     Certain Definitions. For purposes of this Article IX, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of Another Enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Article X: Amendments

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal these Bylaws subject to the power of the stockholders of the Corporation to alter, amend or repeal the Bylaws; provided, however, that, with respect to the powers of stockholders to make, alter, amend and repeal the Bylaws, notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the stockholders of any particular class or series of the Corporation required by law, these Bylaws or any preferred stock of the Corporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to make, alter, amend or repeal any provisions of these Bylaws.

Article XI: Severability

 If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion containing any such provision held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Corporation to the fullest extent permitted by law so as to (a) give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and (b) permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service.